Exhibit 10
MASCO CORPORATION
NON-EMPLOYEE DIRECTORS EQUITY PROGRAM
UNDER THE 2005 LONG TERM STOCK INCENTIVE PLAN
(Amended October 2010)
     For purposes of the Masco Corporation (the “Company”) Non-Employee Directors Equity Program (the “Program), an “Eligible Director” is any Director of the Company who is not an employee of the Company and who receives a fee for services as a Director. Terms not defined herein have the meaning given to them in the Company’s 2005 Long Term Stock Incentive Plan, as amended from time to time (the “Plan”).
Section 1. Restricted Stock Award
     (a) Effective July 22, 2010, on such date and on the date of each of the Company’s annual stockholders’ meetings thereafter, each person who is or becomes an Eligible Director on such a date and whose service on the Board will continue after such a date shall be granted an Award of Restricted Stock in an amount equal to one-half of the annual retainer received by such Eligible Director as compensation for his or her services as a Director, disregarding any retainer paid as compensation for service on a Board committee or as Chair of a Board committee (the “Annual Retainer”); provided, that the amount of an Award of Restricted Stock granted to any Eligible Director who begins serving as a Director other than at the beginning of the calendar year in which such grant is made shall be prorated to reflect the partial service provided by such Eligible Director in such calendar year; provided, further, that if the date that an Award would otherwise be granted in accordance with this Section 1.(a) falls within seven days prior to the release of the Company’s quarterly or annual financial results, such an Award will instead be granted on the second market trading day following the date on which such financial results are released. If an Eligible Director begins serving as a Director after the date of the Company’s annual stockholders’ meeting for the calendar year of his or her initial term, Awards of Restricted Stock granted hereunder shall be granted on the date of the first meeting of the Corporate Governance and Nominating Committee that takes place after such Eligible Director is first elected or appointed to the Board.
     (b) Each Award of Restricted Stock granted hereunder shall vest with respect to twenty percent of the Shares underlying such Award (disregarding fractional shares) on January 1 of each of the five consecutive calendar years following the year in which such Award is granted, subject to clauses (e) through (h) below.
     (c) The price of the Shares used in determining the number of Shares subject to an Award of Restricted Stock granted hereunder shall be the fair market value of the Shares as determined by the Board on the date that such Award is granted. The Board shall have sole discretion to adjust the amount of the Annual Retainer to be paid in the form of Shares and the terms of any such Award of Shares. Except as the Board may otherwise determine, any increase or decrease in an Eligible Director’s Annual Retainer during a calendar year in which such Eligible Director has already been granted an Award of Restricted Stock shall be implemented by increasing or decreasing the cash portion of such Eligible Director’s Annual Retainer.
     (d) Each Eligible Director shall be entitled to vote and receive dividends on his or her Shares of Restricted Stock, but will not be able to obtain a stock certificate or sell, encumber or otherwise transfer Shares of Restricted Stock except in accordance with the terms of the Plan.
     (e) If an Eligible Director’s term of service as a Director terminates for any reason other than as a result of death, permanent and total disability or retirement on or after normal retirement age as set forth in the Company’s Corporate Governance Guidelines, all Shares of Restricted Stock held by such Eligible Director that remain subject to restrictions shall be forfeited and transferred back to the Company on the date of such termination; provided, however, that any Shares of Restricted Stock that remain subject to restrictions but that would have vested on January 1 of the year following the year of such Eligible Director’s termination shall vest pro rata on the date of termination based upon that portion of the year in which the termination occurred during which such Eligible Director served as a Director.
     (f) Notwithstanding the foregoing or clause (g) below, if, following termination of service as a Director for any reason other than death (including due to retirement), an Eligible Director continues to hold Shares of Restricted Stock, the Board, in its sole judgment, may cause all Shares of Restricted Stock that remain subject to restrictions to be forfeited and transferred back to the Company concurrently with, or at any time following, such termination if the Board determines that such former Director has engaged in any activity detrimental to the interests of the Company, a subsidiary or an affiliated company.
     (g) If an Eligible Director’s term of service as a Director is terminated by reason of death or permanent and total disability or, if following retirement as a Director, a former Director dies while continuing to have rights under an Award of Restricted Stock, upon such termination or death, the restrictions contained in any such Award of Restricted Stock shall lapse.
     (h) If an Eligible Director’s term of service as a Director is terminated by reason of retirement on or after normal retirement age as set forth in the Company’s Corporate Governance Guidelines, the restrictions contained in any Award of Restricted Stock held by such Eligible Director shall continue to lapse in the same manner as if his or her term of service had not terminated.

     (i) The provisions of Section 6(d)(v) of the Plan (“Acceleration”) shall not apply to Awards of Restricted Stock granted to Eligible Directors.
Section 2. Non-Compete Provision
     Each Award of Restricted Stock granted hereunder shall contain a provision whereby the Award holder shall agree, in consideration for the Award and regardless of whether restrictions on Shares of Restricted Stock have lapsed, as follows:
     (a) While the holder is a Director of the Company and for a period of one year following the termination of such holder’s term as a Director of the Company, other than a termination following a Change in Control, the Award holder shall agree not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any “Business Activities” (as hereinafter defined) and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product, or providing of services competitive with the products or services, of the Company or any subsidiary at any time while the Award is outstanding, to the extent that such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as a director, employee, consultant, investor or in another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of the holder’s duties or responsibilities with such other entity, or (2) an investment by the Award holder in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.
     (b) Should the Award holder either breach or challenge in judicial or arbitration proceedings the validity of any of the restrictions contained in the preceding paragraph, by accepting an Award, the Award holder shall agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from the Award, net of all federal, state and other taxes payable on the amount of such income, but only to the extent that such income is realized from restrictions lapsing on shares or exercises occurring, as the case may be, on or after the termination of the Award holder’s term as a Director of the Company or within the two-year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The

Company shall have the right to set off or withhold any amount owed to the Award holder by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by the Award holder hereunder.
Section 3. Termination, Modification or Suspension
     The Board may terminate, modify or suspend the Program at any time as it may deem advisable.

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